Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Novatel Wireless, Inc.:

We consent to the use of our report dated February 9, 2004, except for paragraph 6 of Note 11, as to which the date is March 11, 2004 and Note 6, Series A Preferred Stock, as to which the date is March 25, 2004, with respect to the consolidated balance sheets of Novatel Wireless, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, incorporated by reference and included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated February 9, 2004 refers to revisions that were applied to the consolidated financial statements to retroactively reflect a 1-for-15 reverse stock split of Novatel Wireless, Inc.’s common stock approved on October 29, 2002.

As discussed in Note 6 to the consolidated financial statements, the Company has restated its consolidated financial statements as of December 31, 2003 and for the year then ended.

/s/ KPMG LLP

San Diego, California

March 31, 2004